Exhibit 10.2

Incentive Bonus Plan

Purpose

The purpose of the Company’s incentive bonus plan is to provide an incentive in the form of an annual cash bonus to all executive officers and certain staff employees of the Company for achieving the Company’s sales and target profit goals.

Approval

The incentive bonus plan is approved by the Compensation Committee as to executive officers and by the Executive Committee as to staff employees. Although the Company has a defined method for calculating the incentive bonus, these Committees retain the right to alter or discontinue the incentive bonus plan at their discretion at any time for the employees within their approval authority.

Eligibility and Payment

The incentive bonus plan compensates the executive officers and staff employees for their services during the calendar year and they must be employed with the Company at the end of the calendar year to participate in the incentive bonus. The annual bonuses are paid in the year following the year earned.

Incentive Bonus Calculation

The Company’s incentive bonus plan is based on a target bonus equal to two months pay for all full incentive bonus participants (participants generally transition into the incentive bonus plan over a two-year period). Effective January 1, 2012, participants will transition into the incentive bonus plan over a 12 month period. The formula for the incentive bonus plan is determined so that if the sales and target profit goals for the fiscal year are achieved, the incentive bonus participants will receive the target bonus. The incentive bonus can be more or less than the target bonus based on the Company’s actual results compared to its sales and target profit goals. No incentive bonus is paid unless greater than 80% of the target profit is achieved.

In general, the incentive bonus pool is allocated to the executive officers and staff employees according to the relative base compensation paid to them during the calendar year for which the incentive bonus is being paid.